Registration Number 33-56801



                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
               ___________________________________
                             FORM S-8

                  POST-EFFECTIVE AMENDMENT NO. 1
                                to
                      REGISTRATION STATEMENT
                            UNDER THE
                      SECURITIES ACT OF 1933
               ___________________________________

                    BLOUNT INTERNATIONAL, INC.
      (Exact name of registrant as specified in its charter)

     Delaware                                           63-0780521
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                      Identification No.)


    4520 Executive Park Drive, Montgomery, Alabama 36116-1602
                           334-244-4000
             (Address of Principal Executive Offices)
                   ____________________________

             1994 Blount Executive Stock Option Plan
                       (Full Title of Plan)

                        D. Joseph McInnes
                    Blount International, Inc.
                    4520 Executive Park Drive
                  Montgomery, Alabama 36116-1602
                           334-244-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                         With a copy to:

                           L. Daniel Morris, Jr.
                        Blount International, Inc.
                         4520 Executive Park Drive
                      Montgomery, Alabama  36116-1602
                               334-244-4000

                       ____________________________

                        Blount International, Inc.

                   Class A Common Stock, $ .01 par value

    BLOUNT INTERNATIONAL, INC., AS A SUCCESSOR REGISTRANT TO
BLOUNT, INC., HEREBY EXPRESSLY ADOPTS THE REGISTRATION STATEMENT OF BLOUNT, INC. ON FORM S-8 FILED WITH THE SECURITIES AND EXCHANGE
COMMISSION ON DECEMBER 9, 1994 WITH RESPECT TO THE 1994 BLOUNT
EXECUTIVE STOCK OPTION PLAN.


   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

    The documents incorporated by reference into Item 3 of Part II of this Post-Effective Amendment No. 1 to Registration Statement (not including exhibits to the information that is incorporated by reference, unless such exhibits are specifically incorporated by reference into the information that this Post-Effective Amendment No. 1 to Registration Statement incorporates) are incorporated by reference into the Section 10(a) Prospectus and are available, without charge, to the participants upon written or oral request to Secretary, Blount International, Inc., 4520 Executive Park Drive, Montgomery, Alabama 36116-1602 (telephone number 334-244-4000). The documents containing the information requested by Part I of Form S-8, the Annual Report on Form 10-K of Blount International, Inc., and all reports, proxy statements and other communications distributed generally to the security holders of Blount International, Inc. are available, without charge, to participants upon written or oral request to Secretary, Blount International, Inc., 4520 Executive Park Drive, Montgomery, Alabama 36116-1602 (telephone number 334-244-4000).


                             PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

    The following documents are incorporated herein by reference and made a part hereof:

    (1) The Annual Report on Form 10-K of Blount, Inc. (the "Company") for the year ended February 28, 1995.

    (2) The Quarterly Reports of the Company on Form 10-Q for the quarterly periods ended November 30, 1995, August 31, 1995 and May 31, 1995.

    (3) The description of the capital stock of Blount International, Inc. ("Parent") contained in the Parent's Registration Statement on Form S-4 (Registration No. 33-63141).

    (4) The Quarterly Reports of the Parent on Form 10-Q for the quarterly periods ended November 30, 1995 and August 31, 1995.

    (5) The Registration Statement of Parent on Form 8-A, relating to the shares of the Class A Common Stock, par value $.01 per share, of Parent, and the shares of the Class B Common Stock, par value $.01 per share, of Parent (Commission File No. 1-11549).

    All documents filed by Parent pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the Prospectus and prior to the termination of the offering of the Class A Common Stock of Parent offered hereby shall be deemed to be incorporated by reference in the Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents listed above, being hereinafter referred to as "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of the Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Prospectus.

Item 5.  Interest of Named Experts and Counsel.

    Bradley, Arant, Rose & White, counsel to Parent, has been routinely engaged to perform legal services by the Company, the Parent and members of the family that controls each of the Company and Parent since the formation of the Company.

Item 6.  Indemnification of Directors and Officers.

    As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"), the Restated Certificate of Incorporation of Parent provides that a director of Parent shall not be personally liable to Parent or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Parent or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the Restated Certificate of Incorporation of Parent requires that the liability of a director of Parent be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Further, any repeal or modification of this provision of the Restated Certificate of Incorporation of Parent by the stockholders of Parent shall not adversely affect any right or protection of a director of Parent existing at the time of such repeal or modification.

    In accordance with Section 145 of the DGCL, the By-Laws of Parent provide that Parent shall indemnify, and in connection with such indemnification may advance expenses to, any person who is or was a director, officer, employee or agent of Parent, and any person who is or was serving at the request of Parent as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by law, including without limitation the DGCL. If the amount, extent, or quality of indemnification permitted by law should be in any way restricted after the adoption of the By-Laws of Parent, then the By-Laws require that Parent indemnify such persons to the fullest extent permitted by law as or in effect at the time of the occurrence of the omission or the act giving rise to the claimed liability with respect to which indemnification is sought. The indemnification and advancement of expenses pursuant to the By-Laws shall be in addition to, and not exclusive of, any other right that the person seeking indemnification may have under such By-Laws, the Restated Certificate of Incorporation of Parent, any separate contract or agreement or applicable law.

    Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of
Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators.

    Pursuant to the Plan and Agreement of Merger, dated August 17, 1995 (the "Merger Agreement"), among Parent, a corporation controlled by Winton M. Blount and his children (such persons, together with the spouse of Winton M. Blount, being referred to together herein as the "Blount Family"), HBC Transaction Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (the "Subsidiary"), and Blount, Inc., a Delaware corporation (the "Surviving Corporation"), Parent is required to, and is required to cause the Surviving Corporation to, jointly and severally indemnify, defend and hold harmless the present and former officers and directors of Parent, including members of the Blount Family (collectively, the "Indemnified Parties") against all losses, expenses (including attorneys'
fees), claims, damages, costs, liabilities or judgments or amounts that are paid in settlement with the approval of Parent (which approval shall not be unreasonably withheld) arising out of actions or omissions occurring at or prior to the Effective Time of Merger (as defined in the Merger Agreement) or required under the DGCL (and shall also pay expenses in advance of the final disposition of any claim to each Indemnified Party) to the fullest extent permitted, under the terms and conditions provided by, the DGCL. Parent is also required to use its best efforts to arrange to have the Indemnified Parties named as insureds under, or otherwise covered by, the officers and directors liability insurance policy of the Surviving Corporation which will be continued by Parent following the Effective Time of the Merger (as long as any such policy shall be in force), provided that such action shall not involve unreasonable cost to Parent.

    In addition, the By-Laws of Parent permit Parent to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Parent, or any person who is or was serving at the request of Parent as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprises, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not Parent would have the power to indemnify such person against such liability under
applicable law.   Policies of insurance are maintained by Parent under which the directors and officers of Parent are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are a parties by reason of being or having been such directors or officers.

Item 8.  Exhibits and Financial Statement Schedules.

(a) Exhibits

    The following exhibits are filed as part of this Post-Effective Amendment No. 1 to Registration Statement:

 *4(a) Restated Certificate of Incorporation of Blount International, Inc. (included as Exhibit I to Appendix A to the Registration Statement on Form S-4 of Blount International, Inc. (Reg. No. 33-63141)).
 *4(b) By-Laws of Blount International, Inc. (included as Exhibit II to Appendix A to the to the Registration Statement on Form S-4 of Blount International, Inc. (Reg. No. 33-63141)).
 *4(c) Form of Registration Rights and Stock Transfer Restriction Agreement (included as Exhibit IV to Appendix A to the Registration Statement on Form S-4 of Blount International, Inc. (Reg. No. 33-63141)).
 *4(d) Registration Statement on Form S-2 (Reg. No. 33-62728) of Blount, Inc. with respect to the 9% subordinated notes due June 2003 of Blount, Inc., including amendments and exhibits.
 *4(e) 1994 Blount Executive Stock Option Plan of Blount, Inc. (included as Appendix D to the Registration Statement on Form S-4 of Blount International, Inc. (Reg. No. 33-63141)).
 5(a) Opinion of Bradley, Arant, Rose & White as to the legality of the securities being registered.
 23(a)   Consent of Coopers & Lybrand L.L.P.
 23(b)   Consent of Bradley, Arant, Rose & White (contained in exhibit 5(a)).
 *24(a)  Powers of Attorney of certain directors and officers.


*   Incorporated by reference.

 Item 9.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan or distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this post-effective amendment no. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montgomery, State of Alabama, on February 2, 1996.


                      BLOUNT INTERNATIONAL, INC.


     By:                /s/ Harold E. Layman
                             Harold E. Layman
                          Senior Vice President
                       and Chief Financial Officer



    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



     Signature                            Title               Date


/s/ Winton M. Blount          Chairman of the Board and     February 2, 1996
Winton M. Blount              Director


/s/ John M. Panettiere        President, Chief Executive    February 2, 1996
John M. Panettiere            Officer and Director


/s/ Harold E. Layman          Senior Vice President and     February 2, 1996
Harold E. Layman              Chief Financial Officer


/s/ Rodney W. Blankenship     Controller (Principal         February 2, 1996
Rodney W. Blankenship         Accounting Officer)


* W. Houston Blount           Director                      February 2, 1996
W. Houston Blount



* R. Eugene Cartledge         Director                      February 2, 1996
R. Eugene Cartledge


* C. Todd Conover             Director                      February 2, 1996
C. Todd Conover


*H. Corbin Day                Director                      February 2, 1996
 H. Corbin Day


* Herbert J. Dickson          Director                      February 2, 1996
Herbert J. Dickson


* Emory M. Folmar             Director                      February 2, 1996
Emory M. Folmar


* Alfred M. Gleason           Director                      February 2, 1996
Alfred M. Gleason


* Mary D. Nelson              Director                      February 2, 1996
Mary D. Nelson


* Arthur P. Ronan             Director                      February 2, 1996
Arthur P. Ronan


*By /s/ L. Daniel Morris, Jr.                               February 2, 1996
L. Daniel Morris, Jr.
Attorney in Fact

                             INDEX TO EXHIBITS
                                                                      Page in
                                                                    Sequentially
     Exhibit                                                          Numbered
       No.                                                          Description
                                                                       Filing


     *4(a)     Restated Certificate of Incorporation of Blount International,
               Inc. (included as Exhibit I to Appendix A to the Registration
               Statement on Form S-4 of Blount International, Inc. (Reg. No.
               33-63141)).
     *4(b)     By-Laws of Blount International, Inc. (included as Exhibit II to Appendix A to the to the Registration Statement on Form S-4
               of Blount International, Inc. (Reg. No. 33-63141)).
     *4(c)     Form of Registration Rights and Stock Transfer Restriction
               Agreement (included as Exhibit IV to Appendix A to the
               Registration Statement on Form S-4 of Blount International,
               Inc. (Reg. No. 33-63141)).
     *4(d)     Registration Statement on Form S-2 (Reg. No. 33-62728) of
               Blount, Inc. with respect to the 9% subordinated notes due June
               2003 of Blount, Inc., including amendments and exhibits, which became effective on June 30, 1993 (Commission File No. 1-7002).
     *4(e)     1994 Blount Executive Stock Option Plan of Blount, Inc.
               (included as Appendix D to the Registration Statement on Form
               S-4 of Blount International, Inc. (Reg. No. 33-63141)).
     5(a)      Opinion of Bradley, Arant, Rose & White as to the legality of the securities being registered.
     23(a)     Consent of Coopers & Lybrand L.L.P.
     23(b)     Consent of Bradley, Arant, Rose & White (contained in exhibit
               5(a)).
     *24(a)    Powers of Attorney of certain directors and officers.


*   Incorporated by reference.

                                                   Exhibit 5(a)







                         February 2, 1996



Blount International, Inc.
4520 Executive Park Drive
Montgomery, Alabama 36116-1602

      Re:      1994 Blount Executive Stock Option Plan

Ladies and Gentlemen:

      In our capacity as counsel for Blount International, Inc., a Delaware corporation ("Parent"), we have examined Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (the "Registration Statement") in form as proposed to be filed by Parent with the Securities and Exchange Commission (the "Commission") pursuant to the provisions of the Securities Act of 1933, as amended, relating to the issuance of shares of the Class A Common Stock, par value $.01 per share, of Parent (the "Parent Class A Common Stock"), pursuant to the terms of the 1994 Blount Executive Stock Option Plan, as the same has been assumed by Parent (the "1994 Plan"), pursuant to which 1994 Plan 525,001 shares of Parent Class A Common Stock remain to be issued pursuant to the 1994 Plan. In this connection, we have examined such records, documents and proceedings as we have deemed relevant and necessary as a basis for the opinions expressed herein.

      Upon the basis of the foregoing, we are of the opinion that the 525,001 shares of the Parent Class A Common Stock referred to above remaining to be issued under the Registration Statement, to the extent actually issued pursuant to the 1994 Plan, will have been duly and validly authorized and issued and will be fully paid and nonassessable shares of the Parent Class A Common Stock.

      We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the inclusion of the statements made in reference to this firm under the caption "INTERESTS OF NAMED EXPERTS AND COUNSEL" in the Registration Statement.

                              Yours very truly,
                          /s/ Bradley, Arant, Rose & White

                                                   Exhibit 23(a)



                  CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this registration statement of Blount International, Inc. on Form S-8 (File No. 33-56801) of our reports dated June 30, 1995 on our audits of the consolidated financial statements and financial statements of Blount International, Inc. as of February 28, 1995 and 1994, and for each of the three years in the period ended February 28, 1995, which reports are included in the Blount International, Inc. registration statement on Form S-4 (File No. 33-63141).


/s/ Coopers & Lybrand, L.L.P.
Atlanta, Georgia
February 2, 1996